Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Contacts:	Chuck Coppa, CFO or Lyle Jensen, CEO
GreenMan Technologies, 781-224-2411

Investor Relations Contacts
John Nesbett or Jennifer Belodeau
Institutional Marketing Services (IMS), 203-972-9200

GreenMan Technologies Signs Exclusive Worldwide License Agreement For A Patented Alternative Fuel Technology For Diesel Engines

CARLISLE, Iowa – June 22, 2009 -- GreenMan Technologies, Inc. (OTCBB: GMTI), today announced the signing of an exclusive license agreement with American Power Group, Inc. (“APG”), an Iowa corporation for the worldwide commercialization of APG’s patented dual fuel alternative energy technology.

APG’s dual fuel alternative energy system is a unique external fuel delivery enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: 1) diesel fuel and compressed natural gas (“CNG”); 2) diesel fuel and bio-methane, or 3) 100% on diesel fuel depending on the circumstances.  The proprietary technology seamlessly displaces up to 70% of the normal diesel fuel consumption with CNG or bio-methane and the energized fuel balance between the two fuels is maintained with a patented control system ensuring the engines operate to Original Equipment Manufacturers’ (“OEM”) specified temperatures and pressures with no loss of horsepower.  Installation requires no engine modification unlike the more expensive high-pressure alternative fuel systems in the market.  Additional dual fuel system combinations are under development and will also be covered by this License Agreement.

APG’s fuel technology upgrade is ideally suited for the large domestic and international installed base of both stationary and vehicular diesel engines estimated to be in the millions in both the U.S. and internationally.  The stationary market includes primary and backup diesel power generation for hospitals, critical care facilities, cold storage warehouses, data centers, financial centers and exchanges and government facilities, while vehicular applications include school buses, public transit, refuse haulers, commercial route fleets, government vehicles, and short-haul trains.  Over 1,000 APG systems are already in operation in North and South America, Africa, India and Pakistan.
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GreenMan Technologies, Inc. Press Release
June 22, 2009	Page 2

Lyle Jensen, GreenMan’s Chief Executive Officer stated, “This patented technology will be a key anchor business unit to our overall investment strategy and officially launches GreenMan’s commitment to selective leadership positions in renewable fuel and alternative energy. APG understands that mastering the science of combustion was a key factor in their emerging market leadership position.  They have spent years performing thermodynamic engine modeling and are the only firm that uses a Computational Fluid Dynamics Program on each engine to scientifically determine the optimum mixture of diesel fuel and CNG or bio-methane for peak performance.”

Jensen further stated, “The benefits of this dual fuel alternative energy technology are a perfect match for many of the stimulus programs under the American Recovery and Reinvestment Act. By displacing up to 70% of the diesel fuel consumption, APG’s patented alternative energy system provides a proven solution towards the goal of significantly reducing the United States’ dependence on foreign oil and provides a net fuel savings to operators around the world. With abundant, lower cost domestic natural gas and rising diesel prices, we see the ability to significantly reduce an operator’s fuel costs with one of the cleanest fuels available and reduce NOX and particulate matter emissions by 40% while protecting the integrity of an engine’s internal components to be a great selling point.  We will emphasize to the local, state and federal agencies that this dual fuel alternative energy system is “shovel ready” and competitive on a world footprint to create jobs in America.   We are awed by the size of this multi-billion dollar addressed market and look forward to creating substantial shareholder value in the years to come.”

The initial technology license fee was paid with the issuance of two million shares of GreenMan common stock subject to a one year lock-up and certain escrow provisions.  Additionally, customary royalty payments and sub-license fees will apply.

Conference Call
Please join us today, June, 22, 2009 at 2:00 PM Eastern Time for a conference call in which we will discuss the APG Dual Fuel License agreement. To participate, please call 1-877-856-1956 and ask for the GreenMan call using passcode 1392943. A replay of the conference call can be accessed until 11:50 PM on July 22, 2009 by calling 1-888-203-1112 and entering pass code 1392943.

About GreenMan Technologies
GreenMan Technologies, through its subsidiaries, provides technological processes and unique marketing programs for renewable fuel, alternative energy, recycled feedstock, and innovative recycled products. Through the company's Green Tech Products subsidiary, the company develops and markets branded products and services that provide schools and other political subdivisions viable solutions for safety, compliance, and accessibility.  The Company’s Renewable Fuels and Alternative Energy subsidiary pursues opportunities to commercialize and grow green-based technologies and in June 2009 signed an exclusive worldwide license agreement to fully-commercialize their patented dual fuel alternative energy system technology.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risks and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the facts that we have sold the tire recycling operations which have historically generated substantially all our revenue and that we will be prohibited from competing in that business on a regional basis until 2013, the risk that we may not be able to increase the revenue of our Welch division, the risks that we may not be able to identify and acquire complementary businesses and that we may not be able successfully to integrate any such acquisitions with our current businesses, the risk that we may not be able to return to sustained profitability, the risk that we may not be able to secure additional funding necessary to grow our business, on acceptable terms or at all, the risk that, if we have to sell securities in order to obtain financing, the rights of our current stockholders may be adversely affected, and the risks of possible adverse effects of economic, governmental, seasonal and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-KSB for the fiscal period ended September 30, 2008. The Company disclaims any intent or obligation to update these "forward-looking" statements.